Exhibit 10.1

Cambridge, MA 02142 generationbio.com

November 29, 2023

Doug Kerr

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Re:Separation Agreement

Dear Doug:

This letter confirms the terms of your transition and separation from employment at Generation Bio Co. (the “Company”).1 As we discussed, the Company is reorganizing and, as a result, your position is being eliminated. You will continue to work and effect a transition of your duties until December 22, 2023 (“Transition Date”), you will be relieved of all duties effective January 1, 2024, and your employment will officially end on January 28, 2024, unless otherwise terminated as set forth herein (in either case, your last day of employment is referred to herein as the “Separation Date”). The Company will continue to pay your salary and you will continue on Company benefits through the Separation Date. Further, the Company will provide you with Severance Benefits (as defined below) following the end of your employment if you enter into, do not revoke, and comply with the separation agreement proposed below (the “Agreement”). The Company is giving you until January 31, 2024 to review this Agreement, but it asks that you not sign this Agreement before the Separation Date. This Agreement will become effective on the eighth day after you sign it without revocation (the “Effective Date”).

In the interest of clarity, the following terms and conditions apply in connection with the end of your employment and regardless of whether you enter into the Agreement:

•	The Company will pay your salary through the Separation Date. Your final paycheck will be deposited directly into your designated bank account on the Separation Date.
•

Regardless of whether you sign this Agreement, you retain the right to resign your employment for any reason and the Company retains the right to immediately terminate your employment for Cause (as defined below) at any time. For purposes hereof, "Cause" shall mean (a) a good faith finding by the Company that, after the date of this letter, you have (i) breached any provision of this Agreement, the Covenants Agreement (as defined below) or any other agreement between you and the Company or any of its

1 Except for the bulleted obligations set forth on pages 1-2 and other obligations set forth in Section 1 below, which shall be the sole obligation of Generation Bio Co. whenever the term “the Company” is used in this Agreement, it shall be deemed to include Generation Bio Co., and any other related companies (including, without limitation, any divisions, affiliates, parents and subsidiaries of Generation Bio Co.), and its and their respective officers, directors, employees, agents, successors and assigns.

affiliates, (ii) materially violated any of the Company's policies, or (b) you have committed, or have pled guilty or nolo contendere to, any crime involving dishonesty or moral turpitude or any felony.

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The Company will pay your annual performance bonus based on Company and individual performance for such year, as determined by the board of directors of the Company in its sole discretion, which payment is expected to be made in or about the middle of January of 2024.

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If you are enrolled in group health insurance through the Company, you will be able to continue group healthcare insurance coverage under the law known as “COBRA,” subject to eligibility requirements. Any COBRA continuation will be at your own cost, except as provided below if this Agreement becomes Effective.

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Your eligibility to participate in any other employee benefit plans and programs of the Company will cease on or after the Separation Date in accordance with applicable benefit plan or program terms and practices.

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The Company will reimburse you for any outstanding, reasonable business expenses you have incurred on the Company’s behalf through your last day of employment, after the Company’s timely receipt of appropriate documentation pursuant to the Company’s business expense reimbursement policy.

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Until your Separation Date, you will make yourself available to the Company to respond to Company inquiries and requests. Subject to Section 5, after your Separation Date, you agree to cooperate reasonably with the Company (including its outside counsel), including in connection with litigation and Government Agency (as defined below) proceedings about which the Company believes you may have knowledge or information and responding to questions from the Company regarding transitioning your duties (together “Cooperation Services”). The Company will not utilize this section to require you to make yourself available to an extent that would unreasonably interfere with full-time employment responsibilities that you may have. The Company will reimburse you for any reasonable expenses you incur due to your performance of Cooperation Services, after receipt of appropriate documentation consistent with the Company’s business expense reimbursement policy.

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Because your employment is terminating without cause, as that term is defined in Section 7(d) of the Invention, Non-Disclosure, Non-Competition and Non-Solicitation Agreement (“Covenants Agreement”) you signed when you joined the Company, the non-compete restrictions in Section 7 of the Covenants Agreement are ineffective as a matter of law. The balance of your obligations set forth in the Covenants Agreement will continue after your last day of employment consistent with the terms of that agreement and with applicable law. A copy of the Covenants Agreement is attached as Exhibit A. Please be advised nothing in the Covenants Agreement prevents you from disclosing information as permitted by law, including engaging in concerted activity protected under the Section 7 of the National Labor Relations Act which includes, but is not limited to, discussing terms and conditions of employment with coworkers, former coworkers, and third parties; filing unfair labor practice charges or assisting other employees in filing such charges with the National Labor Relations Board (the “Board”); and assisting in the Board’s investigative process (“Section 7 Activity”) or disclosing or discussing any sexual assault or sexual harassment dispute arising after the date of this Agreement (“Other Protected Activity”).

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You will cease vesting in all of your stock options as of the Separation Date, and you may exercise any vested portion of your options in accordance with the time limits and subject to the terms of the applicable stock option agreements and equity plan (the “Equity Documents”). Any unvested portion of your options will terminate on the Separation Date.

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You will be required to return all Company property in your possession to the Company including, without limitation, Company-owned laptop at the end of the Transition Period, or by the Separation Date, whichever comes first. If necessary, the Company will send you a prepaid shipping label to facilitate your return of Company property.

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You may apply for unemployment compensation benefits under applicable state law. Information on how to apply for unemployment benefits is included with this Agreement. Decisions regarding eligibility for and amounts of unemployment benefits are made by the applicable state unemployment agency, not by the Company. Should you seek unemployment benefits as a result of your separation from employment, the Company agrees to provide all requested or necessary documents and information. Nothing in this Agreement shall affect the Company’s obligation to respond truthfully to requests for information related to unemployment compensation eligibility.

In addition to the above-described terms, you will be eligible to receive the Severance Benefits described in Section 1, below, provided you enter into, do not revoke, and comply with this Agreement.

The remainder of this letter proposes the Agreement between you and the Company. With those understandings, you and the Company agree as follows:

1.	Severance Conditions and Benefits.

(a)Severance Conditions. You must satisfy the following conditions (“Severance Conditions”) in order to qualify for the Severance Benefits described below:

(i)

From now through the Transition Date you must continue to work cooperatively and professionally, transition your duties and responsibilities as directed by your manager, abide by all of your obligations as an employee of the Company, and provide the Company with all pertinent and relevant information and material needed to ensure a smooth transition. After the Transition Date you will no longer have access to any Company systems;

(ii)	You sign this Agreement on or after January 28, 2024 and return it by the close of business on January 31, 2024 to Jasmin Tower;

(iii)	You do not revoke this Agreement; and

(iv)	You comply with the terms of this Agreement.

(b)Severance Benefits. If you satisfy the Severance Conditions, then in exchange for your agreement to the general release and waiver of claims and your other promises herein, the Company agrees to provide the following benefits (the “Severance Benefits”):

(i)

Severance Pay. The Company will provide you with severance pay in an amount equivalent to 9 months of your current salary, in the total gross amount of $375,433.53, payable as salary continuation commencing on the second scheduled pay date after the Effective Date.

(ii)

Extension of Time to Exercise Options. The Company will permit you to exercise your vested options at any time within two years of your Separation Date subject to the remaining terms of the Equity Documents.

(iii)	Vesting. Twenty-five percent (25%) of the unvested portion of each stock option grant and any other equity grant from the Company to you will fully vest as of the Separation Date.

(iv)

COBRA Premiums. Provided you timely enroll in COBRA continuation coverage, the Company also agrees to cover 100% of the share of the premium the Company would have paid to provide such coverage for a period ending on the earlier of date that is 9 months following your Separation Date, the date COBRA eligibility ends, or the date on which you terminate such COBRA continuation coverage by paying the COBRA provider directly. If you wish to continue COBRA continuation coverage beyond that period, you will be responsible for paying the full applicable premium.

(v)

Outplacement Services. The Company is offering a suite of outplacement services through VelvetJobs™ The Career Matchmakers and will cover the cost of those services provided you enroll by May 31, 2024.

You acknowledge and agree the Severance Benefits are being provided to you in exchange for your release of claims and other promises in this Agreement. You acknowledge and agree the Severance Benefits are not otherwise due or owing to you under any Company employment agreement (oral or written) or Company policy or practice. You also agree the Severance Benefits to be provided to you are not intended to and do not constitute a severance plan and do not confer a benefit on anyone other than the parties to this Agreement. You further acknowledge except for the Severance Benefits, and the amounts described on pages 1-2 of this Agreement (which shall be paid to you as set forth above), you are not now and shall not in the future be entitled to any other compensation from the Company including, without limitation, other wages, commissions, bonuses, vacation pay, holiday pay, or any other form of compensation or benefit.

2.Return of Property. By the end of the Transition Period, or the Separation Date, whichever comes first, you are required to return all Company property in your possession to the Company including, without limitation, all Company documents and files you created in the course of business, specialized equipment, any other requested information deemed necessary by the Company. Accordingly, by signing below, you acknowledge and agree you will return or you have returned to the Company on or before the Separation Date all Company property, including, without limitation, all files, reports, documents, or other materials containing or pertaining to Proprietary Information (as defined in the Covenants Agreement) and to your work (and all reproductions thereof). After returning all of the foregoing, you commit to deleting and finally purging any duplicates of files or documents that may contain Company information from any non-Company computer or other device that remains your property after the Separation Date. In the event you discover that you continue to retain any such information or property, you shall return it to the Company immediately.

3.Non-Disparagement. You agree to take no action or make any statements, written (including on-line) or oral, that are disparaging about the Company’s products or services.

4.Release of Claims. In consideration for, among other terms, the opportunity to receive the Severance Benefits, to which you acknowledge you would otherwise not be entitled, you voluntarily release and forever discharge the Company, its affiliated and related entities, its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and fiduciaries of such plans, and the current and former officers, directors, shareholders, employees, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature relating to your hiring by, employment at, and termination from employment at the Company (“Claims”) that, as of the date when you sign this Agreement, you have, ever had, now claim to have or ever claimed to have had against any or all of the Releasees. This release includes, without limitation, all known or unknown Claims:

•	relating to your employment by the Company and the end of your employment with the Company;
•	of wrongful discharge or violation of public policy;
•	of breach of contract;
•	of defamation or other torts;
•	of retaliation or discrimination under federal, state, or local law (including, without limitation, Claims of discrimination or retaliation under the Age Discrimination in

Employment Act; the Americans with Disabilities Act; Title VII of the Civil Rights Act of 1964; and the Massachusetts Fair Employment Practices Act, all as amended);

under the Massachusetts Civil Rights Act, the Massachusetts Equal Rights Act, the Massachusetts Labor and Industries Act, the Massachusetts Payment of Wages Act, the Massachusetts Privacy Act, the Massachusetts Parental Leave Act, the Pregnant Workers Fairness Act, the Massachusetts Domestic Violence Leave Act, the Massachusetts Sick Leave Act, and the Massachusetts Paid Family and Medical Leave Act, all as amended;

•

for wages, bonuses, incentive compensation, stock, stock options, vacation pay, or any other compensation or benefits, either under the Massachusetts Wage Act, Mass. Gen. Laws ch. 149, §§ 148-150C, or otherwise;

•

under any other federal or state statute (including, without limitation, Claims under the Worker Adjustment and Retraining Notification Act of 1988, the Fair Labor Standards Act, the Equal Pay Act, Employee Retirement Income Security Act of 1974, and the Family and Medical Leave Act, all as amended); and

•	for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief, and attorney’s fees.

You agree and acknowledge you are waiving and releasing any claims for unpaid wages of any type you may have against the Company under the Massachusetts Payment of Wages Act, M.G.L. c. 149, § 148 et seq.

Notwithstanding the foregoing or any other provision of this Agreement, (i) you are not releasing the Company from any obligation expressly set forth in this Agreement; (ii) your right to file a claim with the Board, the Equal Employment Opportunity Commission (“EEOC”) or similar state agencies is expressly preserved; (iii) you are not waiving claims that cannot be waived by law, such as claims for workers’ compensation or unemployment benefits; (iv) you retain rights to any vested benefits, such as vested equity or pension or retirement benefits, the rights to which are governed by the terms of the applicable plan documents; (v) you retain the right to participate in any investigation by any Government Agency (as defined in Section 5) charged with enforcement of any law; (vi) you retain the right to engage in Section 7 Activity and Other Protected Activity; (vii) you are not waiving or releasing claims arising solely after the execution of this Agreement; (viii) you are not waiving or releasing non-termination related claims under the Employee Retirement Income Security Act (29 U.S.C. § 1001 et seq.), as amended; and (ix) you are not waiving or releasing any rights and/or claims you may have under COBRA.

Protected Disclosures and Other Protected Actions. Nothing contained in this Agreement limits your ability to (i) file a charge or complaint with any federal, state, or local governmental agency or commission (a “Government Agency”) including, but not limited to, the Board; (ii) communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency; (iii) provide truthful testimony in litigation; (iv) disclose information as permitted by law, including in connection with Section 7 Activity or Other Protected Activity; or (v) otherwise engage in Section 7 Activity or Other Protected Activity. If you file any charge or complaint with any Government Agency and if the Government Agency pursues any claim on your behalf, or if any other third party pursues any claim on your behalf, you expressly waive any right to monetary or other individualized relief (either individually or as part of any collective or class action).

Further, notwithstanding your confidentiality and non-disclosure obligations, you are hereby advised as follows pursuant to the Defend Trade Secrets Act: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal, and (B) does not disclose the trade secret, except pursuant to court order.”

5.Tax Treatment. The Company shall undertake to make deductions, withholdings, and tax reports with respect to all payments and benefits made under this Agreement to the extent it reasonably and in good faith determines it is required to make such deductions, withholdings, and tax reports. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate you for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit. The parties intend that payments under this Agreement will be exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). To the extent any provision of this Agreement is ambiguous as to its exemption from or compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder are exempt from or comply with Section 409A of the Code. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A 2(b)(2). The Company makes no representation or warranty and shall have no liability to you or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

6.Acknowledgments and Representations. You acknowledge and represent you have not suffered any discrimination or harassment by any of the Releasees on account of race, gender, age, national origin, religion, marital or registered domestic partner status, sexual orientation, disability, genetic information, veteran or military status, medical condition or any other characteristic protected by applicable law. You further acknowledge and represent you have not been denied any leave, benefits, or rights to which you may have been entitled under any federal, state, or local law, and you have not suffered any job-related wrongs or injuries that you have not already reported to the Company. You further acknowledge and represent you have not raised a claim of sexual harassment or abuse with the Company. You further acknowledge and represent you have had the opportunity to provide the Company with written notice of any and all concerns regarding suspected ethical and compliance issues or violations on the part of the Company. You further acknowledge and represent your employment relationship with the Company was at-will and you were not promised, explicitly or implicitly, employment for any specified period of time. You represent and warrant that all of the factual representations made herein, all of which are a material inducement for the Company to enter into this agreement, are true in all material respects.

7.Consideration Period. It is the Company’s desire and intent to make certain you fully understand the provisions and effects of this Agreement. To that end, the Company hereby advises you in writing to consult with legal counsel for the purpose of reviewing the terms of this Agreement. Because you are over 40 years of age, you are granted specific rights under the Older Workers Benefit Protection Act ("OWBPA"), which prohibits discrimination on the basis of age. Among other things, the release set forth in Section 4 is intended to release any rights you may have against the Company alleging discrimination on the basis of age under the Age Discrimination in Employment Act ("ADEA"), the OWBPA, and state and local laws. You acknowledge and understand the release in Section 4 does not cover rights or claims under the ADEA that may arise after the date you sign this Agreement.

Consistent with the provisions of OWBPA, you are being provided with certain information, in the chart attached as Exhibit B, pertaining to the ages and job titles of employees who are and are not eligible for severance at this time. You will have until January 31, 2024 to consider and accept the terms of this Agreement before signing it (the “Consideration Period”). To accept this Agreement, you must return a signed, unmodified original, PDF, or DocuSigned copy of this Agreement so it is received by Jasmin Tower by 5:00 PM ET on the last day of the Consideration Period. You and the Company agree any changes to this Agreement, whether material or immaterial, do not restart or otherwise affect the Consideration Period. Furthermore, you may revoke your assent to this Agreement if, within seven days after you sign this Agreement, you deliver a written notice of revocation to the Company. To be effective, such notice of revocation must be postmarked, and sent by certified mail, return receipt requested, delivered in-hand, or emailed within the seven-day period to Jasmin Tower. On the eighth day following your execution of this Agreement without your revocation, it will become final and binding on all parties (the “Effective Date”).

Also, consistent with the provisions of the OWBPA and other federal discrimination laws, nothing in the release in Section 4 shall be deemed to prohibit you from challenging the validity of this release under the federal age or other discrimination laws (the “Federal Discrimination Laws”) or from filing a charge or complaint of age or other employment related discrimination with the EEOC, or from participating in any investigation or proceeding conducted by the EEOC. However, the release in Section 4 does prohibit you from seeking or receiving monetary damages or other individual-specific relief in connection with any such charge or complaint of age or other employment-related discrimination. Further, nothing in this release or Agreement shall be deemed to limit the Company’s right to seek immediate dismissal of such charge or complaint on the basis that your signing of this Agreement constitutes a full release of any individual rights under the Federal Discrimination Laws, or the Company’s right to seek restitution or other legal remedies to the extent permitted by law of the economic benefits provided to you under this Agreement in the event that you successfully challenge the validity of this release and prevail in any claim under the Federal Discrimination Laws.

By signing this Agreement, you acknowledge and agree: (i) but for providing the waiver and release in Section 4, you would not be receiving the Severance Benefits being provided to you under the terms of this Agreement; (ii) you understand the various claims you are entitled to assert under the laws set forth above; (iii) you have read this Agreement carefully and understand all its provisions; and (iv) the Company has advised you to consult with an attorney before signing this Agreement and to the extent you desired, you availed yourself of this right.

8.	Other Provisions

(a)Termination of Payments. In the event you fail to comply with any of your obligations under this Agreement, in addition to any other legal or equitable remedies it may have for such breach, the Company shall have the right to discontinue providing you with the Severance Benefits. Any such consequences of a breach by you will not affect the release or your continuing obligations under this Agreement or the Covenants Agreement.

(b)Absence of Reliance. In signing this Agreement, you are not relying upon any promises or representations made by anyone at or on behalf of the Company, except as set forth in this Agreement.

(c)Jurisdiction. You and the Company hereby agree the state and federal courts in the Commonwealth of Massachusetts shall have the exclusive jurisdiction to consider any matters related to this Agreement, including without limitation any claim of a violation of this Agreement. With respect to any such court action, you submit to the jurisdiction of such courts and you acknowledge venue in such courts is proper.

(d)Governing Law; Interpretation. This Agreement shall be interpreted and enforced under the laws of the Commonwealth of Massachusetts, without regard to conflict of law principles. In the event of any dispute, this Agreement is intended by the parties to be construed as a whole, to be interpreted in accordance with its fair meaning, and not to be construed strictly for or against either you or the Company or the “drafter” of all or any portion of this Agreement.

(e)Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

(f)Waiver; Amendment. No waiver of any provision of this Agreement shall be effective unless made in writing and signed by the waiving party. The failure of a party to require the performance of any term or obligation of this Agreement, or the waiver by a party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company.

(g)	Entire Agreement. This Agreement constitutes the entire agreement between you and the Company with respect to the subject matter hereof, and supersedes all prior agreements or understandings, both written and oral, between you and the Company with respect to the subject matter hereof, but does not in any way merge with or supersede the surviving provisions of the Covenants Agreement or the Equity Documents, which agreements and obligations shall supplement, and shall not limit or be limited by, this Agreement.

(h)Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original, but all of which together shall constitute one and the same document. Electronic and pdf signatures shall be deemed to have the same legal effect as originals.

Please indicate your agreement to the terms of this Agreement by signing and returning it to me no earlier than January 28, 2024 and no later than January 31, 2024 as set forth above.

Very truly yours,

By:	/s/ Jasmin Tower	1/28/2024
	Jasmin Tower	Date
Sr. Vice President, People & Operations

This is a legal document. Your signature will commit you to its terms. By signing below, you acknowledge the Company has advised you to consult with counsel prior to entering into this Agreement, you have carefully read and fully understand all of the provisions of this Agreement, and you are knowingly and voluntarily entering into this Agreement.

/s/ Doug Kerr	1/28/2024
Doug Kerr	Date